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                                                                    Exhibit A.II

                              WILLIAM BLAIR FUNDS

                        WRITTEN INSTRUMENT AMENDING THE
                              DECLARATION OF TRUST


          The undersigned, being the President of William Blair Funds (the "Trust"), a Delaware business trust organized pursuant to a Declaration of Trust dated September 3, 1999, hereby certifies that, in accordance with Section 9.3 of the Declaration of Trust, the following amendment was duly adopted by a majority of the Trustees of the Trust on April 24, 2001.

          Section 6.3 of the Declaration of Trust is hereby amended by inserting the following as a new paragraph:

          "(d) The Trustees may, upon written notice to the affected Holders of a particular class of a series, cause the Interests of that class, of such Interests of that class as the Trustees shall determine, to be exchanged for Interests in another class of that same series; provided that (i) the Interests to be exchanged will suffer no reduction in the amount payable thereon upon liquidation of the Trust as a result of such exchange; (ii) the voting rights of the Interests to be exchanged will not be diminished or eliminated by such exchange (except for the right to vote on matters affecting only the class to which such Interests formerly belonged); and (iii) the Interests to be exchanged shall be exchanged for Interests of the other class having the same aggregate net asset value at the time of the exchange."

          IN WITNESS WHEREOF, the undersigned has this 24/th/ day of April, 2001 signed these presents.

                                              /s/ Marco Hanig
                                              --------------------------------
                                              Marco Hanig, President